FOR IMMEDIATE RELEASE

IRIDEX Reports 2013 Third Quarter Results

RECORD REVENUE OF $9.5 MILLION IN QUARTER

Mountain View, Calif. – October 31, 2013 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter ended September 28, 2013.

•	Revenues were $9.5 million in the third quarter of 2013, up 21% from $7.9 million in the prior year comparable period and up sequentially from $9.2 million in the second quarter of 2013.

•	Gross margin for the third quarter of 2013 was 49.6%, comparable to 49.6% in the prior year period and up from 48.7% in the 2013 second quarter.

•	For the third quarter of 2013, operating income was $0.7 million compared with an operating loss of $0.6 million for the third quarter of 2012.

•

Net income from continuing operations was $0.5 million, or $0.05 per diluted share, for the third quarter of 2013, compared to a net loss of $0.6 million, or a loss of $0.06 per diluted share, in the third quarter of 2012.

•

Guidance for fourth quarter: The Company expects to achieve revenue between $10.2 million and $10.5 million, representing growth of between 11% and 14% over the prior year period. Gross margin is anticipated to come in between 49% and 51%, operating expenses between $4.4 million and $4.6 million, and the Company anticipates generating operating income.

President and CEO Will Moore said, “We saw strong sales of both consumable products and laser systems in the third quarter, exceeding our revenue guidance. We are particularly pleased because historically our third quarter is a lighter sales quarter. The integration of the independent sales force, inherited in the US with the Peregrine deal announced last quarter, has had an immediate positive impact on consumable sales.

“The market acceptance of our MicroPulse™ tissue sparing treatments for diabetes related vision loss and glaucoma continues to gain ground.” Continued Moore, “We saw increased sales of MicroPulse enabled laser units this quarter compared to last year’s third quarter and standing room only in a recent training seminar at a large trade show in Amsterdam. Our observation that physicians and healthcare policy makers in industrialized and developing nations are adopting value-based medicine practices and policies continues to be validated and ties in to the tremendous value our MicroPulse and continuous wavelength laser systems provide both to our customers and their healthcare systems for the treatment of sight threatening diseases. This realization creates a growing tailwind for our business and bodes well for our future.”

Moore concluded, “These positive results underscore the cultural shift at the Company allowing us to better execute in the marketplace. We are looking forward to an active fourth quarter in which we will continue to accelerate our market-centric initiatives, introducing three new products at the AAO conference in November and targeting additional multi-unit tenders in countries across Europe, the Middle East and South America.”

Revenues for the first nine months of 2013 were $27.7 million, up 12% from $24.6 million in last year’s first nine months. Operating income for the first nine months of 2013 was $2.1 million, up $3.3 million from an operating loss of $1.2 million in last year’s first nine months. Net income from continuing operations for the first nine months of 2013 was $1.8 million compared to a loss of $0.4 million for the first nine months of 2012, or earnings of $0.18 per share compared to a loss of $0.05 per share on a diluted basis.

During the third quarter 2013, the Company continued to execute its share repurchase program. In total, approximately 37,000 shares have been repurchased at an average price of $5.31 under the plan approved in February 2013.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, October 31, 2013 at 5:00 p.m. Eastern Time.  Interested parties may access the live conference call via telephone by dialing (888) 549-7880 (U.S.) or (480) 629-9644 (International) and quoting Conference ID 4646160, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, October 31, 2013 through Thursday, November 7, 2013 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4646160. In addition, later today an archived version of the webcast will be available on the Company's website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through both direct and independent sales forces and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company's website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the size and growth of markets in which the Company operates, the success of the Company’s marketing and sales efforts and operational execution, the adoption of MicroPulse laser therapy and the Company’s other products, anticipated new product releases and the Company’s projected fiscal 2013 fourth quarter financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30 and June 29, 2013 which were filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
& Chief Operating Officer	949-474-4300
650-940-4700	matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Total revenues	$9,526	$7,881	$27,675	$24,631
Cost of revenues	4,802	3,970	14,238	12,623
Gross profit	4,724	3,911	13,437	12,008

Operating expenses:
Research and development	923	1,006	2,803	3,294
Sales and marketing	1,869	1,875	5,340	5,861
General and administrative	1,267	1,609	3,690	4,018
Proceeds from demutualization of insurance carrier	—	—	(473)	—
Total operating expenses	4,059	4,490	11,360	13,173

Income (loss) from operations	665	(579)	2,077	(1,165)
Legal settlement	—	—	—	800
Other (expense) income, net	(85)	(117)	(200)	(192)

Income (loss) from continuing operations before provision for (benefit from) income taxes	580	(696)	1,877	(557)
Provision for (benefit from) income taxes	50	(141)	58	(134)
Income (loss) from continuing operations, net of tax	530	(555)	1,819	(423)

Income (loss) from discontinued operations, net of tax	—	(190)	—	(413)
Gain on sale of discontinued operations, net of tax	—	—	—	2,032
Income (loss) from discontinued operations, net of tax	—	(190)	—	1,619
Net income (loss)	$530	$(745)	$1,819	$1,196

Net income (loss) per share:
Basic
Continuing operations	$0.05	$(0.06)	$0.20	$(0.05)
Discontinued operations	0.00	(0.02)	0.00	0.18
Net income (loss)	$0.05	$(0.08)	$0.20	$0.13
Diluted
Continuing operations	$0.05	$(0.06)	$0.18	$(0.05)
Discontinued operations	0.00	(0.02)	0.00	0.18
Net income (loss)	$0.05	$(0.08)	$0.18	$0.13

Weighted average shares used in computing net income (loss) per share
Basic	9,796	9,005	9,044	8,974
Diluted	10,177	9,005	9,995	8,974

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 28, 2013	December 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$14,089	$11,901
Accounts receivable, net	5,743	5,480
Inventories	9,998	8,035
Prepaid and other current assets	534	1,129
Current assets of discontinued operations	—	510
Total current assets	30,364	27,055
Property and equipment, net	526	483
Intangible assets, net	382	554
Goodwill	533	533
Other long-term assets	233	287
Total assets	$32,038	$28,912

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,077	$2,105
Accrued compensation	1,538	1,563
Accrued expenses	1,370	1,242
Accrued warranty	472	453
Deferred revenue	1,062	1,004
Total current liabilities	6,519	6,367

Long-Term Liabilities:
Other long-term liabilities	441	640
Total liabilities	6,960	7,007

Stockholders' Equity:
Convertible preferred stock	—	5
Common stock	103	94
Additional paid-in capital	40,308	38,958
Accumulated deficit	(15,333)	(17,152)
Total stockholders' equity	25,078	21,905
Total liabilities and stockholders' equity	$32,038	$28,912